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                                TIMOTHY J. BARKER
                              358 HEARTHSTONE LANE
                                COPPELL, TX 75019

                                  July 25, 2000

F.Y.I. Incorporated
3232 McKinney Avenue
Suite 900
Dallas, Texas 75204
Attn:  Ed Bowman

Dear Ed:

         The purpose of this letter is to set forth our understanding as to the terms of the extension of my resignation and the related modification and termination of the Amended and Restated Employment Agreement, by and between F.Y.I. Incorporated (the "Company") and myself, dated effective as of January 1, 2000 (the "Employment Agreement"):

     1. Paragraph 1 of the Employment Agreement (Employment and Duties) and Paragraph 5 (Term; Termination; Rights on Termination) are hereby modified in the following respects:
              a. I shall remain Executive Vice President ("EVP") and Chief Financial Officer ("CFO") during such time as is necessary for the Company to transition my EVP and CFO duties, but in no event beyond October 10, 2000. The Company agrees to use reasonable efforts to transition such duties as quickly as reasonably practicable following July 26, 2000, but shall have no obligation for such transition to occur prior to October 10, 2000. Following such transition, I will remain an employee of the Company through March 16, 2001, on such terms as are more particularly set forth herein. Following March 16, 2001, I shall no longer be an employee of the Company. The compensation to me under this letter agreement shall not be decreased as a result of an earlier than expected transition.
              b. We have agreed that my duties from August 11, 2000 through October 10, 2000, may be performed on a flexible schedule, including working out of my home office and I will be allowed to take my planned vacation during this period of approximately 6 days.
              c. My work as an employee, following my transition from EVP and CFO status, shall consist of phone consultation work from October 11, 2000 (or such earlier date as the transition contemplated by paragraph 1, above, occurs) to March 16, 2001. Such work shall be on a limited basis (estimated to require a commitment of less than 8 hours a month) and shall not restrict my ability to be employed on a full time basis with another


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                  company (in a manner that is not inconsistent with Section 3
                  (Non-Competition Agreement) of the Employment Agreement).
              d. We have agreed that a public announcement of my resignation and transition plan shall be made as part of or before the Company's earnings release, but in no event later than July 26, 2000.
              e. Except as provided in this letter agreement, I shall not be entitled to any additional payments as a result of the termination of the Employment Agreement (with the exception of as a result of a Change in Control as provided in Paragraph 12 of the Employment Agreement, which shall remain in effect through October 10, 2000 (which, if triggered, shall be based on an annual salary of $255,000)).

     2. Paragraph 2(a) of the Employment Agreement (Compensation-Base Salary) is hereby modified in the following respects:
              a. My base salary of $255,000 per year shall remain in effect through August 11, 2000. Following August 11, 2000, my salary shall be as follows and paid on the following schedule:
                  September 11, 2000 ($32,500); October 11, 2000 ($32,500);
                  November 11, 2000 ($2,000); December 11, 2000 ($2,000);
                  January 11, 2001 ($2,000); February 11, 2001($2,000) and March
                  16, 2001 ($2,000).

     3. Paragraph 2(b) of the Employment Agreement (Compensation-Incentive Bonus Plan) shall no longer apply to me, except as is expressly provided herein (including, without limitation, the treatment of Warrant #15, which treatment is addressed in paragraph 7 of this letter agreement).

     4. Paragraph 2(c) of the Employment Agreement (Executive Perquisites, Benefits and Other Compensation) is hereby modified in the following respects:

              a. Paragraphs 2(c)(i) (health premium coverage, etc.) and 2(c)(ii) (reimbursement for expenses) of the Employment Agreement shall remain in effect through March 16, 2001 (or such earlier date as I am covered by a new employer's health plan).
              b. Paragraph 2(c)(iii) (vacation) shall remain in effect through August 11, 2000, with vacation carryover (which is estimated will be approximately 45 days) to be paid out on that date (on a per diem rate based on an annual salary of $255,000).
              c.  Paragraphs 2(c)(iv) (automobile allowance), 2(c)(v) (other perquisites), 2(c)(vi) (401(k)/nonqualified plan) and
                  2(c)(vii) (continuing education), shall remain in effect through October 10, 2000.
              d. Paragraphs 2(c)(viii) (director and officer insurance) shall remain in effect so long as I am an EVP or CFO (or other executive officer) of the Company.
              e. Paragraph 2(c)(ix) (other compensation) shall no longer apply following the date hereof, except as expressly set forth in herein.


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     5.       Paragraph 6 of the Employment Agreement (Return of Company
              Property) is hereby modified to provide that I may retain my computer and Palm organizer; however, I agree to delete any confidential or sensitive files from such computer and organizer promptly following March 16, 2001.

     6. Except as specifically amended by this letter agreement, all provisions of the Employment Agreement remain in full force and effect (including without limitation Paragraph 12 (change in control) of the Employment Agreement).

     7. We have also agreed that options and warrants not vested at August 11, 2,000 and as set forth below will continue to vest through March 16, 2001, as described below (and the Company shall not take any action with respect to my employment that would prohibit such vesting):

     4,000 remaining option shares at $23.50 issued on 9/14/98 will continue to vest on 9/14/00.

     2,000 remaining option shares at $20.00 issued on 12/17/96 will continue to vest on 12/17/00.

     3,000 option shares at $20.00 as part of the option issued on 12/30/97 will continue to vest on 12/30/00.

     6,667 warrant shares at $26.375 as part of the Warrant No. 32 issued on 3/16/00 will continue to vest on 3/16/01.

     16,100 warrant shares at $26.75 represented by Warrant No. 15 issued on 5/19/99 will continue to vest upon meeting earnings targets in March 2001, or at a later date as set forth in the warrant.

     8. This letter agreement shall in all respects be construed according to the laws of the State of Delaware.

     9. This letter agreement may not be later modified, except by a further writing signed by a duly authorized officer of the Company and myself, and no term of this letter agreement may be waived except by writing signed by the party waiving the benefit of such term.

         If the forgoing is in accordance with your understanding, please so indicate by having this letter agreement acknowledged below.

                                                     Sincerely,

                                                     /s/Timothy J. Barker
                                                     Timothy J. Barker
         cc:      Charles S. Gilbert,
                  Acting General Counsel


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                  Charles C. Reeder,
                  Locke Liddell & Sapp LLP



         Accepted and agreed to
         as of July 26, 2000

         F.Y.I. Incorporated,
         A Delaware corporation

         By: /s/Ed H. Bowman, Jr.
            ---------------------------------
             Ed H. Bowman, Jr.
             Director, President
             and Chief Executive Officer


         By: /s/Tom Walker
            ---------------------------------
             Tom Walker
             Chairman and Chief Development Officer